Yellowcake Acquires Option on Significant Uranium Project

January 7, 2008

YELLOWCAKE MINING INC. (OTCBB: YCKM). is pleased to announce the acquisition of 185 mining claims, approximating 3700 acres, in the historically productive and prospective Uravan uranium belt of western Colorado. The property, known as the Beck Project, is being acquired from American Nuclear Fuels (ANF), of Denver, Colorado, and six other parties, in exchange for payment of $5,968,750 and issuance of 2,765,625 shares over a period of 5 years. If 3rd party-documented indicated resources eventually exceed 4.7million lbs U3O8, supplementary payments will be made for the additional resource at a rate of approximately $2.00 per equivalent pound U3O8 in consideration of contained uranium and vanadium. All future production fromthe property will be subject to a 3.5% royalty based on the contained metal value of ore after deduction of mining, transport and processing costs.

The many uranium deposits in the 70 mile-long belt are hosted in sandstone units of the Morrison Formation. The Morrison formation is the common, most productive uranium host on the Colorado Plateau, as well as all of the United States. In contrast to many U.S. uranium districts, Uravan deposits are relatively high grade in uranium, as well as in vanadium. Historic Uravan belt production is 0.25 -0.30% U3O8  and 1.5 -2.0 % V2O5.

The Beck Project properties are situated in the Dolores Group of uranium deposits located west of and contiguous with one of the many withdrawn U.S. Department of Energy uranium reserve areas. This withdrawn area is host to significant amounts of uranium as identified by previous production and abundant U.S. Geological Survey core drilling in the 1950s.

The sudden suspension of most uranium production in the United States after 1979-80 resulted in eventual abandonment of the costly results of much exploration and development work in the belt. The U.S. Geological Survey has identified twelve former-producing uranium mines situated on the Beck Project properties one of which reportedly produced >200,000 pounds of  U3O8 . Another mine hosts un-mined uranium near-ready for production. ANF estimates 1700 old drill holes, many in grids of closely-spaced development drilling, are present on the properties. The Company expects to produce significant uranium ore from shallow underground and open-cut deposits in the near future.

William Tafuri, CEO, says, "The Beck property has 12 known deposits which have been subject to varying amounts of drilling in the past. Beck is in a historic uranium district with excellent infrastructure and a history of profitable mines. We intend to begin a drilling program in the Spring, 2008, to quantify mineralization on known deposits. The acquisition of the Beck property represents Yellowcakes’ second major development property after our Juniper Ridge project in Wyoming. Yellowcake management is very pleased to add the Beck property to our portfolio and believes development of both properties positions Yellowcake to attain its goal of becoming an American uranium producer in the mid-term.”

YELLOWCAKE MINING INC. (OTCBB: YCKM) is an American corporation whose business strategy is to become a producer of uranium in the mid-term by acquiring, ,exploring and developing uranium properties in the United States of America. Yellowcake Mining successfully raised $6 million in February 2007, and there are currently 50,931,625 shares outstanding.

Contact:

Yellowcake Mining Inc.
Andrew Fedak 1-877-338-4438
www.yellowcakemining.com

LEGAL NOTICE REGARDING FORWARD LOOKING STATEMENTS
Statements in this news release that are not purely historical are forward looking statements, including any statements regarding beliefs, plans, expectations or intentions regarding the future. Forward looking statements in this news release include that we will complete our intended purchase of the Beck Project claims; that we expect to become a uranium producer in the mid term; that we will start exploration in spring, 2008; and that future uranium production will likely be from shallow underground or open-cut mines.. It is important to note that the Company’s actual outcomes may differ materially from those statements contained in this press release. Factors which may delay or prevent these forward looking statements from being realized include misinterpretation of data, that we may not be able to raise sufficient funds to complete the payment obligations;that equipment may not perform as anticipated; that weather, logistical problems or hazards prevent us from exploration, development or from fulfilling our obligations; that we may not be able to attract or retain key employees or advisors in the current competitive environment; that results in any particular holes are not necessarily indicative of larger areas of the property; and that despite encouraging data there may be no commercially exploitable mineralization on the properties based upon the applicable world uranium prices and the quality or grade of the resource. Readers should refer to the risk disclosures outlined inour periodic reports filed on Edgar with the Securities and Exchange Commission.